Exhibit 14
Caesars Entertainment, Inc.

Code of Ethics and Business Conduct

This Code of Ethics and Business Conduct, which includes our Conflicts of Interest Policy attached as Exhibit A hereto (collectively, the “Code”), embodies the commitment of Caesars Entertainment, Inc. and its subsidiaries (the “Company”) to conduct business in accordance with all applicable laws, rules and regulations, and ethical standards. All employees, officers, and members of the Caesars Entertainment, Inc. Board of Directors (the “Board”) are expected to adhere to those principals and procedures set forth in the Code that apply to them.
We also expect the consultants that we retain generally to abide by the Code.

The Code includes standards that are designed to deter wrongdoing and to promote:

(1)Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(3)Compliance with applicable governmental laws, rules and regulations;

(4)The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

(5)Accountability for adherence to the Code.

Section I

A.Implementation and Oversight of The Code

The Board is ultimately responsible for the implementation of the Code. The Board has designated the Company’s Chief Legal Officer to be the compliance officer (such person, or such other person as the Board may subsequently designate as the compliance officer, the “Compliance Officer”) for the implementation and administration of the Code, provided, however, that notwithstanding any provision to the contrary in this Code, any matter submitted to the Audit Committee of the Board pursuant to the Company’s Whistleblower Hotline Policy and Procedures shall not be reviewed or otherwise administered by the Compliance Officer unless so directed by the Audit Committee.

Questions regarding the application or interpretation of the Code are inevitable.
Directors, officers, employees and consultants of the Company should direct all questions to the Compliance Officer.

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The Code, and all amendments of the Code, will be included in the Company’s periodic filings with the SEC and will be available on the Company’s website.

Statements in the Code to the effect that certain actions may be taken only with the “Company’s approval” mean that the Compliance Officer must give prior written approval before the proposed action may be undertaken. The Compliance Officer will act in a manner that is consistent with the requirements and spirit of the Code.

The Code should be read in conjunction with the Company’s other policy statements, including, without limitation, the Company’s Whistleblower Hotline Policy and Procedures, Conflicts of Interest Policy, Company’s Securities Trading Policy and Gaming Compliance Policy.

Periodic training may be provided regarding the contents and importance of the Code and related policy statements and the manner in which violations must be reported and waivers must be requested.

B.Honest and Ethical Conduct

One person’s dishonest or unethical conduct can harm the Company’s reputation and compromise the trust that the public and our shareholders have in the Company. For that reason, each director, officer, employee and consultant must be familiar with and comply with the Code. Compliance with the Code - and therefore all laws and regulations - forms the foundation of honest and ethical conduct. Accordingly, compliance with the Code is not simply expected; it is mandatory. In addition, the Company expects that directors, officers, employees and consultants of the Company will:

◦Establish an example by their behavior as a model for others subject to the Code.
◦Sustain a culture where honest and ethical conduct is recognized, valued and exemplified by all directors, officers, employees, consultants and other representatives of the Company.

◦Personally, participate in, and where applicable, lead compliance efforts through meetings with others subject to the Code and monitor compliance matters and programs.

◦Raise and encourage others to raise concerns and questions about ethical conduct and integrity.

The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of the Code brought to its attention. The Company’s Conflicts of Interest Policy, which is attached to the Code as Exhibit A, is an integral part of the Code and all Company directors, officers, employees and consultants should conduct themselves in accordance with its requirements and spirit.

A personal conflict of interest occurs when an individual’s private interest improperly interferes with the interests of the Company. Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. In particular, a

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director, officer, employee, or consultant must never use his or her position with the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity, provided, however, that the Code is not intended to prohibit doing business with vendors, service providers, licensed lenders and the like who do business with the Company, so long as one does not exploit his or her position with the Company to obtain preferential treatment and so long as any such actions are not in violation of any applicable law or regulation (including, without limitation, SEC and Nasdaq rules).

Service to the Company should never be subordinated to personal gain an advantage.
Conflicts of interest, unless properly waived by the Company, must be avoided.

Any director, officer, employee or consultant who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest should disclose and discuss the matter fully and promptly with the Compliance Officer, provided however, that alternatively, any complaint may be reported anonymously as provided by the Company’s Whistleblower Policy and Procedures referenced herein.

C.Full, Fair, Accurate, Timely and Understandable Public Disclosure

It is the Company’s policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely, and understandable. All directors, officers, employees and consultants who are involved in the Company’s disclosure process are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. Our disclosures should comply with the letter and the spirit of applicable law.

All directors, officers, employees and consultants must follow these guidelines:

◦Act honestly, ethically and with integrity.
◦Comply with the Code.
◦Endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Company’s filings with the SEC.

◦Through communication, make sure that others at the Company understand the Company’s obligations to the public and under the law with respect to its disclosures, including that results are never more important than compliance with the law.

◦Encourage others at the Company to raise questions and concerns regarding the Company’s public disclosures and ensure that such questions and concerns are appropriately addressed.

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◦Provide the Company’s directors, officers, employees, consultants and advisors involved in the preparation of the Company’s disclosures to the public with information that is accurate, complete, objective, relevant, timely and understandable.

◦Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing such person’s independent judgment to be subordinated by others.

◦Proactively promote honest and ethical behavior among peers in the work environment.
◦Achieve proper and responsible use of and control over Company assets and resources.
◦Record or participate in the recording of entries in the Company’s books and records that are accurate.

◦Comply with the Company’s disclosure controls and procedures, internal controls and procedures for financial reporting and other policy statements.

D.Compliance with Laws, Rules, and Regulations

It is the Company’s policy to comply with all applicable laws, rules, and regulations. Some laws carry criminal penalties. It is the personal responsibility of each director, officer, employee and consultant to adhere to the standards and restrictions imposed by those laws, rules, and regulations. The Company expects each director, officer, employee and consultant to refrain from any illegal, dishonest, or unethical conduct.

Generally, it is both illegal and against Company policy for any director, officer, employee and consultant who is aware of material nonpublic information relating to the Company, any of the Company’s customers or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another buy, sell or hold the securities of those issuers. It is the Company’s policy for all directors, officers, employees and consultants to comply with the Company’s Securities Trading Policy. Any director, officer, employee or consultant with questions regarding these types of transactions should contact the Compliance Officer.

E.Duty to Report and Raise Questions and Concerns; Internal Reporting Procedure

Each director, officer, employee, and consultant must report promptly to the Compliance Officer, as well as the Director of Compliance of any involved Property, the existence (or good faith suspected existence) of any of the following:

•Any outside association, interest, relationship or activity, as it arises, that actually, potentially or apparently involves a conflict of interest violation (or suspected violation) of the Code;

•any action or inaction that does not comply with gaming laws or regulations in any jurisdiction in which the Company does business;

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•any action or inaction that does not comply with any condition or limitation placed on any license or approval granted by any Gaming Authority to the Company or any of its gaming operations;

•any other event or circumstance which the employee, officer, director or consultant believes, in good faith, could impact the Company’s suitability for licensure, or may bring discredit to the Company or the gaming industry; and

•any violation of the Code.
Failure to report such relationships, activities, interests, non-compliance with gaming laws or regulations or violations of the Code will be a ground for disciplinary action.

In addition to the foregoing obligation to report to the Compliance Officer, employees who serve as Directors of Compliance shall also report such relationships, activities, interests, non-compliance with gaming laws or regulations or violations of the Code to the General Manager of the involved Property (unless the General Manager is the subject of, or otherwise involved in, such actual or potential violation). If, after consultation with the Compliance Officer and the General Manager, the Director of Compliance still maintains a good faith belief that the actual or potential violation has not been adequately addressed, he or she shall report such matter directly to the Company’s Compliance Committee.

Subject to the provisions of the Code, the Compliance Officer will review disclosures of any actual, potential or apparent violation of the Code with at least one member of the Company’s Compliance Committee and determine the appropriate manner by which the Company’s approval or disapproval would be provided. Each director, officer, employee, and consultant must cooperate fully in the review process by providing all information that the Compliance Officer deems necessary to conduct an effective review. Company actions with respect to the conflict of interest or potential conflict of interest will take into account the spirit of the Code.

Upon becoming employed by or associated with the Company each director, officer, employee, and consultant must sign a statement reflecting awareness and understanding of the Code, including the Conflicts of Interest Policy (“Ethics Statement”). At the same time, each director, officer, employee and consultant must report either the absence or presence of actual, potential or apparent conflicts of interest. The Company may from time to time request that any such person affirm his or her awareness of the Code and Conflicts of Interest Policy by delivering an updated Ethics Statement. A form of Ethics Statement is attached as Exhibit B hereto.

All interests, relationships or participation in transactions disclosed by any director, officer, employee or consultant in accordance with this policy shall be held in confidence unless the best interests of the Company dictate otherwise.

The Company recognizes the potentially serious impact of a false accusation.
Employees, officers, directors and consultants are expected as part of the ethical standards required by this Code to act responsibly in reporting violations. Making a complaint without a

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good-faith basis is itself a violation of the Code. Any employee, officer, director or consultant who makes a complaint in bad faith will be subject to disciplinary action, up to and including separation of employment.

Employees, officers, directors and consultants who report violations or suspected violations in good faith, as well as those who participate in investigations, will not be subject to retaliation of any kind.

Retaliation, which will be broadly construed, is generally defined as the use of authority or influence for the purpose of interfering with, or discouraging a report of, a violation of the Code or an investigation of an alleged Code violation. The Company will not permit retaliation where a report of an actual or potential violation was made in good faith.

If you believe someone has retaliated against you because of your good faith report of an actual or suspected violation, you should immediately advise Human Resources as well as the Compliance Officer, and the Director of Compliance of the involved Property.

F.Accountability

All who are subject to the Code are responsible for complying with it and for reporting any known or suspected violations of it. The Company recognizes that such a mandate may not be meaningful without an accompanying provision for accountability and discipline of violations of the Code.

Subject to the terms of the Code, reported violations of the Code will be investigated, addressed promptly and treated confidentially to the extent possible. The Company will strive to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company uses a system of progressive discipline and generally will issue warnings or letters of reprimand for less significant, first-time violations. Violations of a more serious nature may result in termination of employment or suspension without pay, demotion, loss or reduction of bonus or option awards, or any combination of such disciplinary measures.

Violations of the Code that go unaddressed are treated by the SEC as implicit waivers of the Code. Accordingly, any violation that is discovered and not addressed will have to be disclosed in accordance with the rules and regulations of the SEC or applicable listing standards. In such cases, the SEC’s rules will require disclosure of the nature of any violation, the date of the violation and the name of the person who committed the violation. Such disclosure would be harmful to the Company and the individuals involved in the violation.

Subject to the provisions of the Code and the Company’s Whistleblower Policy and Procedures, all investigations of reported violations of the Code will be supervised by the Compliance Officer. A violation shall be deemed to have occurred and appropriate consequences shall be determined only by the Board of Directors, any of its committees, or such other person designated by the Board to act on its behalf.

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G.Protected Disclosures

Nothing in this Code or any agreement between you and the Company:

•will preclude, prohibit or restrict you from (i) communicating with, any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority.

•prohibits, or is intended in any manner to prohibit, you from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. Nothing in this Code or any agreement between you and the Company is intended to limit your right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. You do not need the prior authorization of anyone at the Company to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

•is intended to interfere with or restrain the immunity provided under 18 U.S.C.
§1833(b). You cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (iii) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.

The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the date hereof, this Code shall be deemed to be amended to reflect the same.

Section II

A.Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information, or position unless previously approved by the Board. More generally, directors, officers, employees and

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consultants are prohibited from using corporate property, information, or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits may be difficult to discern. The only prudent course of conduct for our directors, officers, employees and consultants is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand through the Compliance Officer.

B.Confidentiality

In carrying out the Company’s business, directors, officers, employees and consultants often learn confidential or proprietary information about the Company, its customers, or other third parties. Directors, officers, employees and consultants must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its business relationships, financial performance, results or prospects, personnel information, guest information, compensation data, computer processes, customer lists, marketing strategies, pending projects or proposals, and any non-public information provided by a third party with the expectation that the information be kept confidential and used solely for the business purpose for which it was conveyed. Directors, officers, employees and consultants should refer to the Company’s Legal Department for more detailed guidance on this topic.

C.Fair Dealing

The successful business operation and reputation of the Company are built upon the principals of fair dealing and ethical conduct. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations as well as a scrupulous regard for standards of conduct and personal integrity consistent with this Code. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer, employee and consultant should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, and other employees. No director, officer, employee or consultant should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

D.Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the Company’s success.
Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves. The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstances. This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee. We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

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E.Protection and Proper Use of Company Assets

All employees, officers, directors, and consultants should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes only.

F.Outside Activities/Employment

Non-salaried employees may hold a job with another employer so long as he or she notifies the Company and satisfactorily performs his or her job responsibilities with the Company. All employees will be judged by the same performance standards and will be subject to the Company’s scheduling demands, regardless of any existing outside work requirements.

If the Company determines that an employee’s outside work interferes with performance or the ability to meet the requirements of the Company as they are modified from time to time, the employee may be asked to terminate the outside employment if he or she wishes to remain employed by the Company.

Any outside association, including employment and activities with other entities, should not encroach on the time and attention any director, officer or employee is expected to devote to his or her Company duties and responsibilities, adversely affect the quality or quantity of his or her work product or entail his or her use of any Company assets, including its real and personal property, or imply (without the Company’s approval) the Company’s sponsorship or support. In addition, under no circumstances is any director, officer or employee permitted to compete with the Company.

Section III

Waivers and Amendments of The Code

From time to time, the Board may amend the Code or waive certain provisions of the Code. Any such amendment shall be disclosed in the manner and within the time required by applicable laws, regulations, rules and listing standards. Any requests for a waiver of any provision of the Code must be submitted in writing to the Compliance Officer for review. If a waiver of any provision of the Code is granted, the Company must publicly disclose the nature of the granted waiver, including any implicit waiver, the name of the person requesting the waiver, the date of the waiver and any other disclosures as and to the extent required by any rule of the SEC or applicable listing standard. Waivers of any provision of the Code may be made only by the Board.

Section IV

Anonymous Reporting of Violations

Any violation of the Code and any violation by the Company or its directors, officers, employees or consultants of the securities laws, rules or regulations or other laws, rules or regulations applicable to the Company may be reported anonymously using any one of the methods described in the Company’s Whistleblower Hotline Policy and Procedures, including,

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without limitation, the making of a phone call to a whistleblower hotline at 800-418-6482, extension 687. All such calls shall be subject to the Company’s Whistleblower Hotline Policy and Procedures. A copy of the Company’s Whistleblower Hotline Policy and Procedures is available on the Company’s website, in employee break rooms and on employee bulletin boards.

Section V

Certain Relationships and Related Transactions

Any proposed transaction between the Company and a related party, or in which a related party would have a direct or indirect material interest, must be promptly disclosed to the Compliance Committee of the Company. The Compliance Committee is required to disclose such proposed transactions promptly to the Company’s Audit Committee.

Transactions with related parties must be approved by the Audit Committee of the Board of Directors. Any director having an interest in the transaction is not permitted to vote on such transaction. The Audit Committee will determine whether or not to approve such transaction on a case by case basis and in accordance with the provisions of the Audit Committee Charter and the Code. A “related party” is any of the following:

•an executive officer of the Company;
•a director (or director nominee) of the Company;
•an immediate family member of any executive officer or director (or director nominee);

•a beneficial owner of five percent or more of any class of the Company’s voting securities;

•an entity in which one of the above described persons has a substantial ownership interest or control of such entity; or

•any other person or entity that would be deemed to be a related person under Item 404 of SEC Regulation S-K or applicable Nasdaq rules and regulations.

Adopted by Board of Directors on October 31, 2019

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EXHIBIT A

CAESARS ENTERTAINMENT, INC. CONFLICTS OF INTEREST POLICY
I.GENERAL STATEMENT OF POLICY

It is the policy of Caesars Entertainment, Inc. and its subsidiaries (the “Company”) that directors, officers and employees (“covered persons”) at all levels be free from any interest, influence or relationship that might conflict, or appear to conflict, with the best interests of the Company, and that they perform their work with undivided loyalty as measured by the highest standards of law and ethics. The existence of an actual or potential conflict of interest depends on specific facts. The principles discussed here are intended to alert covered persons to the possibilities and furnish general guidance. In any uncertain situation, the covered persons should immediately discuss the matter fully and frankly with his/her supervisor. Where there is any doubt as to the existence of a conflict of interest, the situation should be disclosed fully, in writing, to the Company Compliance Officer.

II.SCOPE OF COVERAGE

This policy applies to both direct and indirect interests of a covered person and members of his or her immediate family. It extends to transactions by any person who may act on behalf of such covered person or family members in connection with such interests. In general, a covered person will be regarded as having a beneficial interest in any property owned or any transactions entered into by such covered person’s spouse or minor children.

Further, this policy is applicable to all parts of the Company including all domestic and foreign subsidiaries and affiliated companies.

A.Common Conflict of Interest Situations

The following sections describe a number of common categories of conflicts of interest. They illustrate the application of Company policy to certain particular situations where conflicts are most likely to arise. They are not all-inclusive, however, and do not cover all possible situations where conflicts might occur in violation of Company policy:

B.Relationships with Vendors, Purchasers and Competitors of the Company

Any covered person who holds any position or employment with, or who receives any compensation, credits or loans from, or who owns or acquires, directly or indirectly, a beneficial interest in, or rights to the profits of income of, any concern he or she has reason to believe may supply products or services to, or purchase from, or compete with, the Company, is required to disclose the full details concerning such interest or relationship. In such circumstances, a conflict may arise if such covered person is in a position to influence decisions with respect to any Company transaction involving such other party and if the interest or relationship is such that it might bring into question such covered person’s continued ability to make independent, impartial judgments in the Company’s best interest. In this connection, the mere ownership of

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securities of a vendor, purchaser or competitor which are listed on a stock exchange or publicly traded in a recognized over-the-counter market and amounting to less than one percent of the class outstanding, need not be reported.

C.Gifts or Favors

Acceptance of money, gifts or favors from an individual or concern which a covered person has reason to believe may transact business, or may seek to transact business, with the Company, will constitute violation of this policy, unless such gift or favor is of a nominal nature and extent ($100 or less) and is considered normal and customary under the circumstances. All offers of gifts or favors beyond this policy should be immediately reported to the employee’s supervisor, in the case of a covered person who is an employee, and to the Company’s Compliance Officer.

D.Sensitive Payments

The use of the Company funds or assets by employees for any unlawful purpose is strictly prohibited. Covered persons shall not:

1.Establish for any purpose undisclosed or unrecorded funds or assets of the Company.

2.Make false or artificial entries in the books and records of the Company for any reason.

3.Engage in any arrangement that results in such prohibited acts.

Any covered person having information or knowledge of any unrecorded fund or asset or any prohibited act shall promptly report such matter to the Compliance Officer.

E.Foreign Transactions and Payments

Having due regard for the responsibilities relating to international operations, it is the Company’s policy that all covered persons and agents comply with the ethical standards and applicable legal requirements of the Foreign Corrupt Practices Act and of each foreign country in which business is conducted.

The Foreign Corrupt Practices Act makes it a criminal offense for a United States company or agent acting on its behalf to pay anything of value to any foreign government official to influence any official action in securing, retaining, or directing business. This prohibition applies to bribes, kickbacks or like payments made directly to such foreign officials or indirectly through seemingly legitimate payments such as commissions or consulting fees paid to overseas agents or representatives.

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F.Political Campaign Contributions

Political campaign contributions include direct expenditures or contributions, in cash or property, to candidates for nomination or election to public office or to political parties, as well as indirect assistance or support such as the furnishing of goods, services or equipment, or other political fund-raising events.

No political campaign contributions shall be made by the Company in cash or by any other means whereby the amount or origin of the contribution cannot be readily established by reference to the documents and records of the Company. All contributions shall be made to the candidates authorized campaign committee, or to a political party, or to other recipients who may legally receive such contributions and all reporting requirements of the state or local jurisdictions shall be complied with. Each contribution shall be clearly recorded on the Company’s books as a political campaign contribution or its equivalent and shall not be deducted for federal, state or local income tax purposes unless authorized under applicable law.

The Foreign Corrupt Practices Act also prohibits contributions to foreign political parties or candidates for foreign political office for the purpose of influencing their actions to secure, retain or direct business. The prohibition applies regardless of whether the contribution is lawful under the laws of the country in which it is made. Accordingly, company policy strictly prohibits any payments with corporate funds, to, or any use of corporate assets for the benefit of, any foreign political party or candidate for political office.

III.SUMMARY OF GENERAL OBLIGATIONS OF EMPLOYEES

Under this policy, covered persons are responsible for:

◦Full and immediate disclosure of any interest which they or members of their immediate families have at the time of association with the Company, or acquire during such covered person’s association with the Company, which create or appear to create a possible conflict with the Company’s interests. In furtherance of this, all new employees will be routinely provided a copy of the Conflicts of Interest Policy and will be required to execute a signed acknowledgement of its receipt; and

◦Taking any actions regarded by the company as being necessary to eliminate or satisfactorily regulate a conflict of interest situation.

IV.FAILURE TO COMPLY

Failure to comply with this policy and procedures can result in disciplinary actions up to and including termination of employment, and/or initiation of appropriate legal action.

V.FURNISHING DISCLOSURE INFORMATION

With respect to any disclosure information furnished in accordance with the Company’s Conflicts of Interest Policy, the Company will endeavor to properly protect such information.

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EXHIBIT B

CAESARS ENTERTAINMENT, INC.

CODE OF ETHICS AND BUSINESS CONDUCT CONFIRMATION STATEMENT
Date: __________

I, _________________ hereby confirm the following statements to Caesars Entertainment, Inc. (the “Company”):

(1)I am a director, officer, employee or consultant of the Company and/or one of its subsidiaries.

(2)I have read and I understand the Company’s Code of Ethics and Business Conduct (the “Code”), including its Conflicts of Interest Policy.

(3)There is no actual, potential or apparent conflict of interest between myself or any of my immediate family members and the Company (or any of its subsidiaries) that would violate the Code, except

______________________________________________________________________________

(4)I understand that the Code and all amendments to the Code are available for my review on the Company’s website and upon request from the Company’s Corporate Secretary.

(Signature)

(Name)

(Title)

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